Exhibit 10.4

CERTIFICATE SALE SUPPORT AGREEMENT

This Certificate Sale Support Agreement (this “Agreement”) is dated as of July 31, 2008, by and among Linwood 0708 LLC (“Linwood”), Ridgewood Providence Power Partners, L.P. (“RPPP”), Ridgewood Rhode Island Generation, LLC (“RRIG”), Rhode Island LFG Genco, LLC (“RILG”), Ridgewood Electric Power Trust I (“Trust I”), Ridgewood Electric Power Trust III (“Trust III”), Ridgewood Electric Power Trust IV (“Trust IV”), Ridgewood Electric Power Trust V (“Trust V”), Ridgewood Power B Fund/Providence Expansion (“B Fund”) (Trust I, Trust III, Trust IV, Trust V and B Fund are collectively referred to herein as the “Trusts”), Indeck Energy Services, Inc. (“IES”) (each individually a “Party” and collectively the “Parties”) and Ridgewood Renewable Power, LLC (“RRP”), which is not a “Party” hereunder.

RECITALS

WHEREAS, each of Indeck Maine Energy, LLC (“Indeck Maine”), RRIG and RPPP are parties to a certain Certificate Purchase and Sale Agreement with Constellation Energy Commodities Energy Group, Inc. (f/k/a Constellation Power Source, Inc.) (“Constellation”) entered into as of April 30, 2003, as amended by that certain letter agreement dated January 25, 2006 and by Amendment No. 1 to Certificate Purchase and Sale Agreement dated as of October 31, 2006 (the “Initial Certificate Purchase Agreement”);

WHEREAS, the parties to the Initial Certificate Purchase Agreement, the Trusts and others have entered into an Assignment, Assumption, Release and Amendment dated as of the date hereof with respect to the Initial Certificate Purchase Agreement (the “Amendment”) (the Initial Certificate Purchase Agreement, as amended and modified by the Amendment, is referred to herein as the “Certificate Purchase Agreement”);

WHEREAS, the Amendment amends, among other sections, Section 5.2 of the Certificate Purchase Agreement to require the sum of $9,120,800 to be on deposit in the Account (as defined in the Certificate Purchase Agreement) (the “New Deposit Amount”);

WHEREAS, the members of Indeck Maine, Ridgewood Maine, L.L.C. (“RM”) and IES, intend to sell, assign, transfer and convey to Covanta Energy Corporation (“Covanta”) their respective membership interests in Indeck Maine (the “Transaction”);

WHEREAS, RRIG, RPPP, Linwood, RILG and Indeck Maine expect to enter into a Backup Certificate Agreement (the “Backup Agreement”) pursuant to which, among other things, Indeck Maine will sell certain Certificates to RPPP, RRIG, Linwood and RILG and will transfer and assign all of its interest in the Account, including any funds of Indeck Maine on deposit in the Account (the “Indeck Maine Deposit”), to Linwood, subject to the rights and security interest of Constellation in such interest in the Account, in each case effective upon the closing of the Transaction (the “Transaction Effective Date”);

WHEREAS, RRIG, RPPP, Linwood and Indeck Maine expect to enter into an Agency Agreement (the “Agency Agreement”) pursuant to which, among other things, RRIG, RPPP and Linwood will appoint Indeck Maine as their agent to deliver certain Certificates to Constellation and to invoice and collect amounts due with respect to those Certificates, effective upon the closing of the Transaction Effective Date; and

WHEREAS, the Parties wish to memorialize their respective rights and obligations with respect to the Account, the Certificate Purchase Agreement and the other matters described in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1. Additional Deposits.  The Parties acknowledge that (a) prior to the date hereof the amount on deposit in the Account held by Constellation under the Certificate Purchase Agreement was $3,000,000 (the “Original Deposit Amount”), of which Trust I had an interest in $20,250, Trust III had an interest in $144,585, Trust IV had an interest in $858,540, Trust V had an interest in $883,125, B Fund had an interest in $114,750, and IES had an interest in $978,750, (b) for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the date hereof and in accordance with the requirements of the Amendment, Trust IV deposited $3,000,000 in the Account (the “Trust IV Deposit”) and Trust V deposited $3,120,800 into the Account (the “Trust V Deposit” and together with the Trust IV Deposit, the “Additional Deposits”), (c) the aggregate amount of the Original Deposit Amount plus the Additional Deposits is equal to the New Deposit Amount, and (d) notwithstanding the fact that the Trusts and IES provided the Original Deposit Amount and Trust IV and Trust V are providing the Additional Deposits, the Original Deposit Amount and the Additional Deposits are for the account of Indeck Maine, RPPP and RRIG under the Certificate Purchase Agreement prior to the Transaction Effective Date and for the account of Linwood, RPPP and RRIG under the Certificate Purchase Agreement as of and after the Transaction Effective Date. The respective interests of the Trusts, either directly or through their direct or indirect ownership of RPPP, RRIG, Indeck Maine or Linwood, in the New Deposit Amount as of the date hereof unless and until the Transaction Effective Date occurs are set forth on Schedule 1.

2. Reallocation of Deposits at Closing.  Effective at and as of the Transaction Effective Date, the Parties agree that the New Deposit Amount shall be allocated among the Parties as set forth in this Section 2.

(a) Linwood, immediately upon its receipt of the Indeck Maine Deposit and without any further action required, shall transfer and assign its entire interest in the New Deposit Amount to each of IES, Trust IV and Trust V so that such interest is allocated among Trust IV, Trust V and IES proportionately to their other interests in the Account after giving effect to the reallocation described in Section 2(b).

(b) Each of the Trusts and IES will reallocate the New Deposit Amount among them such that the interests of each of the Trusts and IES as of the Transaction Effective Date is as set forth on Schedule 2(b). To the extent that, as a result of that reallocation, a Trust or IES is required to pay an additional amount (as set forth on Schedule 2(b)), such Trust or IES will pay that amount to RRP, for the benefit of the Trusts not making those payments, on the Transaction Effective Date, and with respect to IES, such payment shall be made from the proceeds of the sale of its interest in Indeck Maine. To the extent that, as a result of that reallocation, a Trust is due an amount (as set forth on Schedule 2(b)), RRP will use the funds paid to it on the Transaction Effective Date pursuant to the preceding sentence to make that payment to each Trust that is due an amount from the Account.

(c) The interests of the Trusts and IES in the Account as set forth on Schedule 1 and Schedule 2(b) apply regardless of where legal title to the New Deposit Amount may reside and are subject to the rights and security interests of Constellation in such interests.

3. Matters Related to Backup Agreement.  If any Party receives notice from Indeck Maine that any payment is due under the Backup Agreement, that Party will promptly provide a copy of that notice to RRP. Within one (1) business day of receiving that notice, RRP will provide the Parties a written notice stating the reason or reasons such payment is due, the basis for that determination and the allocation of responsibility for that payment under this Section 3. If any Party disputes the contents of such notice, such Party will notify RRP and the other Parties in writing of such dispute (including a detailed description of the basis of that dispute) within one (1) business day of its receipt of RRP’s notice. If RRP receives such a dispute notice, it will issue a final determination of the reason the payment is due under the Backup Agreement, and the allocation of responsibility for the payment under this Section 3, taking such Party’s dispute into consideration; provided, however, that RRP has the right to resolve such dispute in the manner RRP deems appropriate. Within two (2) business days of their receipt of a notice from RRP as described in this paragraph (or a final notice if any Party disputes the initial notice), the Parties will make the payments due under the Backup Agreement as follows:

(a) To the extent that any payment is due to Indeck Maine under the Backup Agreement as a result of Constellation exercising its netting and set-off rights under Section 5.4 of the Certificate Purchase Agreement, among RPPP, RRIG and Linwood, the Party or Parties responsible for such set-off or netting rights exercised by Constellation will make such payment directly to Indeck Maine, as directed by RRP.

(b) To the extent that any payment is due to Indeck Maine for Certificates delivered under the Backup Agreement, Linwood will be responsible for 100% percent of each such payment, provided that Linwood will obtain all rights all other Parties have against Constellation with respect to that payment, and they shall cooperate with Linwood in that regard. For the avoidance of doubt, this paragraph (b) will not apply to any netting or set-off payment under Section 5.4 of the Certificate Purchase Agreement, which is addressed in Section 3(a) above.

(c) To the extent that any deposit is required to be made in the Escrow Deposit pursuant to Section 9 of the Backup Agreement and pursuant to the analogous provision of Section 6.16 of the Purchase and Sale Agreement among Covanta, RM, IES and Indeck Maine, RPPP and RRIG will share in the responsibility for such payment in a ratio of 27.23% and 72.77% respectively. Any funds that are released from such Escrow Deposit to RPPP, RRIG, Linwood or RILG (including any interest on funds in the Escrow Deposit) after settlement of any claims with respect thereto will be held in trust for the benefit of RRIG and RPPP and shall be promptly allocated and paid over to RPPP and RRIG in the same proportions as set forth in the preceding sentence.

(d) To the extent RRP determines that any payment is due to Indeck Maine under the Backup Agreement or the Agency Agreement as a result of a breach by any of RPPP, RRIG, Linwood or RILG of its obligations under the Backup Agreement or (other than with respect to RILG) the Agency Agreement, RPPP, RRIG and/or Linwood will be responsible for 100% of such payment to the extent to which of RPPP, RRIG, Linwood or RILG breached those obligations, as determined by RRP.

(e) To the extent that any payment is due to Indeck Maine under the Backup Agreement or the Agency Agreement other than as described in Sections 3(a), 3(b), 3(c) or 3(d), RPPP, RRIG and Linwood will share in the responsibility for each such payment in the following amounts: RPPP will be responsible for 5% of each such payment; RRIG will be responsible for 15% of each such payment; and Linwood will be responsible for 80% of each such payment.

(f) To the extent that any of Linwood, RPPP or RRIG receives payment from Constellation that reimburses it for payments made by it under the Backup Agreement, the recipient(s) of such payment shall hold that payment in trust for the benefit of the others not receiving that payment and will promptly allocate and pay over that payment to each of such others according to the payments made by them to Indeck Maine to which such payment from Constellation relates, all as determined by RRP. To the extent any such payment from Constellation cannot be attributed to one or more specific payments to Indeck Maine, such payment shall be allocated among RPPP, RRIG and Linwood according to the percentages in Section 3(e).

(g) To the extent that RILG obtains any right, title or interest in any Certificate Delivered under the Backup Agreement, RILG conveys all such right, title and interest to RPPP, RRIG and Linwood.

4. Matters Related to Certificate Purchase Agreement.

(a) To the extent that any Party incurs any liability, damages, assessments, taxes, losses, fines, penalties, expenses, fees, costs, and amounts paid in settlement (including reasonable consultants’, attorneys’ and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action) in connection with a default under the Certificate Purchase Agreement, including Losses (defined below) incurred under any Guarantee and/or any Security Agreement (including without limitation any Losses resulting from Constellation drawing any amounts out of the Account, realizing on any Collateral provided under any Security Agreement or demanding payment under any Guarantee but, for the avoidance of doubt, not including any liability, damages, assessments, taxes, losses, fines, penalties, expenses, fees, costs, and other amounts incurred in connection with the Backup Agreement, which are addressed in Section 3) (collectively, the “Losses”), that Party will promptly notify RRP in writing of such Loss, including with such notice any information provided by Constellation with respect to that Loss. RRP will provide the Parties a written notice stating the reason or reasons for such Loss, the basis for that determination and the allocation of responsibility for that payment under this Section 4. If any Party disputes the contents of such notice, such Party will notify RRP and the other Parties in writing of such dispute (including a detailed description of the basis of that dispute) within one (1) business day of its receipt of RRP’s notice. If RRP receives such a dispute notice, it will issue a final determination of the reason the payment is due under the Backup Agreement, and the allocation of responsibility for the payment under this Section 4, taking such Party’s dispute into consideration; provided, however, that RRP has the right to resolve such dispute in the manner RRP deems appropriate. Within two (2) business days of their receipt of a notice from RRP as described in this Section 4(a) (or a final notice if any Party dispute the initial notice), the Parties will reimburse the Party or Parties incurring the Loss as follows:

(i) for all Losses determined by RRP to have resulted directly from a breach by a Party of its obligations under the Certificate Purchase Agreement, any Guaranty or any Security Agreement, the Party responsible for that breach will reimburse the Party incurring those Losses for 100% of those Losses; and

(ii) for all Losses determined by RRP to have resulted from a failure of Indeck Maine to perform its obligations under the Backup Agreement, Linwood will reimburse the Party incurring those Losses for 100% of those Losses; provided that Linwood will obtain all rights all other Parties have against Indeck Maine with respect to those Losses, and they shall cooperate with Linwood in that regard.

(b) If and to the extent any Loss involves a withdrawal by Constellation of any amount on deposit in the Account, RRP will determine the Party or Parties responsible for replacing the amount of that withdrawal according to the principles set forth in Section 4(a) above; provided that, for the avoidance of doubt, IES shall not be responsible for replacing the amount of any such withdrawal. To the extent that any Party fails to make a required deposit in the Account under this Section 4(b) within the time period such deposit is required to be made under the Certificate Purchase Agreement, the other Parties may, make such deposit, or cause such deposit to be made, in the Account (a “Step-up Deposit”), and the Party failing to make its required deposit shall promptly reimburse the other Party or Parties that made such Step-up Deposit, with interest accruing on that Step-up Deposit at the Interest Rate.

(c) If any Party receives payment from an entity other than another Party for any Loss, including without limitation any payment by Covanta under its guarantee of Indeck Maine’s obligations under the Backup Agreement, the Party receiving that payment will reimburse each other Party for the amount of that payment (including any deposit that any Party has made in the Account under Section 4(b) above) up to the full amount of the payment received by such other Party.

(d) Capitalized terms used in this Section 4 that are not otherwise defined in this Agreement have the meanings given to them in the Certificate Purchase Agreement.

5. Losses from Linwood Interest.  To the extent that Trust IV incurs any Losses (including without limitation with respect to any taxes) solely and directly as a result of its membership interest in Linwood, Trust V will indemnify and hold harmless Trust IV for 50% of all such Losses.

6. Limitation on Liability.  RRP will have no liability to any Party hereunder for any loss suffered by such Party that arises out of any action or inaction of RRP if RRP, in good faith, determined that such course of conduct was reasonable and such course of conduct did not constitute bad faith, gross negligence or willful misconduct of RRP.

7. Release of Deposit from Constellation.  Each Party agrees that (a) any payment received by it from time to time from Constellation from the New Deposit Amount prior to the Transaction Effective Date shall be held in trust for the benefit of the other Parties and shall be promptly allocated among, and paid over to, the other Parties in accordance with the percentages set forth on Schedule 1, and (b) any payment received by it from time to time from Constellation from the New Deposit Amount as of and after the Transaction Effective Date shall be held in trust for the benefit of the other Parties and shall be promptly allocated among, and paid over to, the other Parties in accordance with the percentages set forth on Schedule 2(b).

8. Termination.  This Agreement will terminate upon the last to occur of the termination of the Certificate Purchase Agreement and the Backup Agreement, the final resolution of any claims thereunder and the expiration of any statute of limitation on any claims that can be made thereunder.

9. Further Assurances.  Each Party agrees that from time to time on and after the date hereof, at the reasonable request of any other Party, it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable in order to accomplish the purposes of this Agreement.

10. Assignment.  Neither this Agreement, nor any portion, right or obligation hereunder, may be assigned by any Party to any other Party or third party except that any Trust may assign its rights and obligations under this Agreement to a liquidating trust pursuant to a plan of liquidation of such Trust.

11. Amendments.  This Agreement may be amended or modified only by an instrument in writing duly executed by the Parties hereto; provided that an amendment or modification that affects some, but not all, Parties, shall be effective as among the amending or modifying Parties; provided further than no such amendment or modification shall be binding upon a Party that is not a party to such written amendment or modification.

12. Entire Agreement.  This Agreement constitutes the entire agreement among the Parties with respect to its subject.

13. Counterparts; Facsimile Signatures.  Two or more counterparts of this Agreement may be signed by the Parties, each of which shall be an original but all of which together shall constitute one and the same instrument. Facsimile signatures on this Amendment shall have the same force and effect as original signatures.

14. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law. Each Party waives its respective right to any jury trial with respect to any litigation arising under or in connection with this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the day and year first written above.

RIDGEWOOD PROVIDENCE POWER PARTNERS, L.P.	INDECK ENERGY SERVICES, INC.

By: Ridgewood Providence Power Corporation, its General Partner

By: /s/ Randall D. Holmes	By: /s/ Joseph M. Oskorep
Name: Randall D. Holmes	Name: Joseph M. Oskorep
Title: President and Chief Executive Officer	Title: Vice President & Controller

RIDGEWOOD RHODE ISLAND GENERATION, LLC	RIDGEWOOD ELECTRIC POWER TRUST I

By: Ridgewood Management Corporation, its Manager	By: Ridgewood Renewable Power LLC, its Managing Shareholder

By: /s/ Randall D. Holmes	By: /s/ Randall D. Holmes
Name: Randall D. Holmes	Name: Randall D. Holmes
Title: President and Chief Executive Officer	Title: President and Chief Executive Officer

RIDGEWOOD ELECTRIC POWER TRUST III	RIDGEWOOD ELECTRIC POWER TRUST IV

By: Ridgewood Renewable Power LLC, its Managing Shareholder	By: Ridgewood Renewable Power LLC, its Managing Shareholder

By: /s/ Randall D. Holmes	By: /s/ Randall D. Holmes
Name: Randall D. Holmes	Name: Randall D. Holmes
Title: President and Chief Executive Officer	Title: President and Chief Executive Officer

RIDGEWOOD ELECTRIC POWER TRUST V	RIDGEWOOD POWER B FUND/PROVIDENCE EXPANSION

By: Ridgewood Renewable Power LLC, its Managing Shareholder	By: Ridgewood Renewable Power LLC, its Managing Shareholder

By: /s/ Randall D. Holmes	By: /s/ Randall D. Holmes
Name: Randall D. Holmes	Name: Randall D. Holmes
Title: President and Chief Executive Officer	Title: President and Chief Executive Officer

LINWOOD 0708 LLC	RIDGEWOOD RENEWABLE POWER, LLC

By: Ridgewood Renewable Power LLC, its Manager

By: /s/ Randall D. Holmes	By: /s/ Randall D. Holmes
Name: Randall D. Holmes	Name: Randall D. Holmes
Title: President and Chief Executive Officer	Title: President and Chief Executive Officer

RHODE ISLAND LFG GENCO, LLC

By: Ridgewood Renewable Power LLC, its Manager

By: /s/ Randall D. Holmes
Name: Randall D. Holmes
Title: President and Chief Executive Officer

SCHEDULE 1
Interests in New Deposit Amount
Prior to Transaction Effective Date

	Amount of Interest in	Percentage Interest in
Name of Party	New Deposit Amount	New Deposit Amount

Trust I	$20,250	0.22%
Trust III	$144,585	1.59%
Trust IV	$3,858,540	42.30%
Trust V	$4,003,925	43.90%
B Fund	$114,750	1.26%
IES	$978,750	10.73%
TOTAL	$9,120,800	100%

SCHEDULE 2(b)
Interests in New Deposit Amount
As of Transaction Effective Date

	Amount of Interest	Percentage	Amount to be	Amount to be
	in	Interest in	Paid by Entity on	Paid to Entity on
	New Deposit	New Deposit	Transaction	Transaction
Name of Party	Amount	Amount	Effective Date	Effective Date
Trust I	$66,150	0.73%	$45,900	$0
Trust III	$58,905	0.65%	$0	$85,680
Trust IV	$2,447,665	26.84%	$0	$1,410,875
Trust V	$2,341,570	25.67%	$0	$1,662,355
B Fund	$374,850	4.1%	$260,100	$0
IES	$3,831,660	42.01%	$2,852,910	$0
TOTAL	$9,120,800	100%	$3,158,910	$3,158,910